EXHIBIT 10.2

[THIS AGREEMENT IS SUBJECT TO ARBITRATION]

AMENDED AND RESTATED EMPLOYMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT

THIS AGREEMENT dated and effective as of the 4th day of April 2013 by and between Interphase Corporation, a Texas corporation (the “Company”), and Randall E. McComas, (“Executive”). Company’s principal place of business is located at 2901 North Dallas Parkway, Suite 200, Plano, Texas, 75093.

WHEREAS, the Company and Executive are parties to that certain Employment, Confidentiality, and Non-Competition Agreement dated December 30, 2008 which sets forth the terms and conditions of the Executive’s employment with the Company; and

WHEREAS, the Company and Executive desire to amend and restate such agreement on the terms and conditions set forth herein in a manner intended to take into account the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

Background Statement

The Company is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services.  The Company provides its customers solutions for connectivity, interworking and packet processing. The Company also offers engineering design and manufacturing services to customers from a wide variety of industries within the electronics market.  Interphase recently expanded its business to include penveu®, a handheld device that adds interactivity to the installed base of projectors and large screen displays, making any flat surface, from pull down screens to HDTVs, an interactive display system. penveu is an affordable and portable solution that targets the education and enterprise markets. Executive desires to continue to be employed by the Company. The Company desires to continue to employ Executive, under the terms and conditions of this Agreement.

This Agreement sets forth the terms of Executive’s employment. The parties agree that this Agreement is supported by valuable consideration, that mutual promises and obligations have been undertaken by the parties to it, and that the agreement is entered into voluntarily by the parties.

Statement of Agreement

1.

Duties. Executive shall devote Executive’s best efforts to the business of the Company. Executive shall perform such duties and responsibilities customary to the position of Vice President of Global Sales & Customer Support, including those described on Exhibit A to this Agreement. Executive shall also perform those duties assigned by the Company from time to time.

2.

Terms. The “initial term” of employment under this Agreement, as amended and restated, shall terminate on August 15, 2013, the end of the current term of this Agreement. The initial term of this amended and restated Agreement shall automatically renew for successive six (6) month periods, referred to as “successor terms,” unless either party gives thirty (30) days written notice of its intention not to renew prior to the expiration of the initial or any successor term or Executive is terminated for Cause (as described in Paragraph 3(c) of this Agreement).

3.	Terminable For Cause of on Account of Death or Disability. This Agreement may be terminated by the Company prior to the expiration of the initial term or any successor term as follows:

(a)	Due to the death of Executive;

(b)

Due to a physical or mental disability which prevents Executive from performing the essential functions of his full duties for a period of ninety (90) consecutive days during the term of this Agreement, as determined in good faith by a physician reasonably acceptable to the Company; or,

(c)

For Cause, which is (i) fraud, misappropriation, embezzlement, dishonesty, or other act of material misconduct against the Company or any affiliate of the Company; (ii) failure to perform specific and lawful directives of Executive’s superiors; (iii) violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; (v) violation of the provisions of Paragraphs 8, 9, 10, 11, 13, or 16; or, (vi) substantial failure to perform the duties and responsibilities of Executive under this Agreement.

In the event of termination under this Paragraph 3, Executive shall be entitled only to Executive’s base salary earned through the date of termination paid in accordance with the Company’s normal payroll practices. No accrued but unpaid bonuses or commissions shall be due to Executive.

4.	Termination Without Cause or Nonrenewal.

(a)

In the event (i) the Company gives Executive thirty (30) days written notice of its intention not renew a term of this Agreement pursuant to the provisions of Paragraph 2 and at the time the term of this Agreement expires as a result of such notice, Executive is willing and able to execute a new agreement containing terms and conditions substantially similar to those in this Agreement and to continue to provide services to the Company substantially similar to the services provided at the time the term expires, or (ii) Executive is terminated during a term of this Agreement without Cause, (the Company intends that the occurrence of either event described in clause (i) or clause (ii) of this sentence be considered an involuntary separation of Executive’s service), the Executive shall receive: (A) the balance of base salary due under this Agreement for the balance of its term on the regular pay dates of the Company (the “Remaining Term Payments”) and thereafter, (B) subject to the Executive’s execution of a general release of claims and covenant not to sue in a form acceptable to the company (the “Release”), severance pay based on Executive’s monthly base salary at the time of termination in an amount equal to six (6) months of such monthly base salary, payable in bi-weekly installments in accordance with the Company’s normal payroll practices (the “Severance Payments”). In addition, if Executive is eligible for Severance Payments and has executed a Release, and in connection with Executive’s termination of employment Executive is eligible for and timely elects to continue Executive’s coverage under the Company’s group health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 et.esq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), the Company will pay the premium cost for COBRA Coverage for individual Executive for the period during which Executive is receiving Remaining Term Payments and Severance Payments or such shorter period during which Executive continues to be eligible for COBRA Coverage. The costs of such COBRA Coverage will be imputed as income to the Executive and reported on Form W-2 or other applicable tax information return.

(b)

The Company shall begin payment of the Severance Payments on the first regularly scheduled payroll date of the Company occurring after completion of the Remaining Term payments, if any, provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the Severance Payments would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of Severance Payments shall commence, subject to the provisions of Paragraph 20(b), on the first regularly scheduled payroll date of the Company following the later of (i) sixty (60) days following Executive’s date of termination or (ii) completion of the Remaining Term Payments; provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following Executive’s date of termination. All remaining Term Payments and Severance Payments must in all cases be made no later than the last day of the second calendar year following the calendar year in which the Executive terminates employment.

(c)

No accrued but unpaid bonuses or commissions shall be due to Executive under this Paragraph 4. No other severance payment or benefits shall be due Executive other than those provided for under this Agreement. Notwithstanding anything stated herein to the contrary, in the event Executive becomes employed during the period in which the Executive is eligible to receive post-employment payments under this Paragraph 4, Executive shall notify the Company of such employment within ten (10) days following the employment commencement date and any amounts received by Executive in the form of compensation, salary, or other payments as a result of such employment shall reduce any remaining Severance Payments or other amounts or liability owed by the Company to the Executive under this Paragraph 4.

5.

Compensation. Employer shall pay and provide benefits to Executive according to the provisions of Executive’s compensation plan described in the attached Exhibit B. Executive’s compensation plan shall be reviewed on a periodic basis. The Company reserves the right, and Executive hereby authorizes Company, to make deductions from Executive’s pay or bonuses to satisfy any outstanding obligations of Executive to the Company. The Company may offset against the final payment of wages or bonuses owed to Executive any amounts due the Company from Executive; provided, however, no such offset shall be made against any amount in excess of $5,000 that is considered to be “non-qualified deferred compensation” under Section 409A of the Code.

6.

Changes in Position, Location, or Compensation. If the Company transfers, promotes, or reassigns Executive to another position or geographic area, or both parties agree to a change in compensation or benefits during a term of this Agreement or upon the renewal of a term of this Agreement, an updated employment agreement may be substituted by agreement of the parties but is not required. Mutually-agreeable changes in compensation or benefits shall be effected by amendment to and incorporation of a modified Exhibit B, initialed by the parties or their authorized representative. All provisions, promises, terms or conditions not modified by an amendment of Exhibits A - C shall remain in effect and shall not be deemed revoked or modified beyond the changes set forth in one or more amended Exhibits. Notwithstanding the preceding, any changes or amendments to this Agreement shall be consistent with the provisions of Section 20 and 21 hereof.

7.

Executive Representation/Warranty. Executive represents that Executive is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude Executive’s employment with Company or any of the services which Executive will provide on the Company’s behalf.

8.

Duty of Loyalty. Executive acknowledges the common law duties of reasonable care, loyalty, and honesty which arise out of the principal/agent relationship of the parties. While employed and thereafter for whatever term the law may impose, Executive shall not engage in any activity to the detriment of the Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company any plans by Executive or any other Executives of the Company to leave the employment of the Company and compete with the Company.

9.

Company Documents. Executive agrees and acknowledges that Executive holds as the Company’s property all memoranda, books, papers, letters, and other data, including duplicates, relating to the Company’s business and affairs (“Company Documents”). This includes Company Documents created or used by Executive or otherwise coming into Executive’s possession in connection with the performance of Executive’s job duties. All Company Documents in the possession, custody, or control of Executive shall be returned to the Company at the time of termination of employment.

Confidential Information and Non-Competition

10.

In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution or soon thereafter, Employer promises to deliver to Executive or permit Executive to acquire, be exposed to, and/or have access to material, data, and information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret (“Confidential Information”). At all times, both during and after the termination of employment, the Executive shall keep and retain in confidence and shall not disclose, except as required in the course of the Executive’s employment with the Company, to any person, firm or corporation, or use for the Executive’s own purposes, any Confidential Information. For the purposes of this Paragraph, such information shall include, but is not limited to:

(a)

The Company’s standard operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

(b)	All confidential information obtained from third parties and customers concerning their products, business, or equipment specifications;

(c)

Confidential business information of the Company, including, but not limited to, marketing and business plans, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information; and,

(d)	Other information designated by the Company or deemed by law to be confidential information.

11.

Non-Competition. In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, Executive agrees that during the term of his employment and for a period of twelve (12) calendar months after termination of employment from the Company (whether voluntary or involuntary), Executive shall not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise:

(a)

Become associated or affiliated with, employed by, or financially interested in any business operation which competes in the business currently engaged in by Company. (The phrase “business currently engaged in by the Company” includes, but is not limited to, the type of activities in which the Company was engaged during Executive’s tenure, such as designs and delivers high performance connectivity adapters for computer and telecommunication networks.)

(b)

Solicit or attempt to solicit the business or patronage of any person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contact during a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion; or,

(c)	In any way solicit or attempt to solicit the business or patronage of any Customers.

(d)

The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.

12.

Limitations on Scope. In recognition of the broad geographic scope of the Company’s business and the ease of competing with the Company in any part of the United States, the restrictions on competition set forth herein are intended to cover the following geographic areas:

(a)	The geographic territory identified on the attached Exhibit C;

(b)	The cities containing a facility or operation owned or managed by the Company; and,

(c)	A fifty (50) mile radius outside the boundary limits of each such city.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

13.

Non-Solicitation of Employees. During employment and for a period of twelve (12) months after termination, Executive agrees not to hire, employ, solicit, divert, recruit, or attempt to induce, directly or indirectly, any existing or future employee of the Company to leave their position with the Company or to become associated with a competing business.

Remedies for Breach

14.

Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Paragraphs 10, 11, 12, or 13 of this Agreement other than be securing an injunction (a court order prohibiting the Executive from violating the Agreement). Accordingly, the Executive agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary, and permanent injunction and any other appropriate equitable relief. Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. Executive expressly acknowledges that the Company has sole discretion regarding whether to seek a remedy for breaches of Paragraphs 10, 11, 12, or 13 in a court of competent jurisdiction or by arbitration procedures outlined in Paragraph 15.

15.

Arbitration. Except for the provisions of Paragraphs 10, 11, 12, or 13, Executive and the Company agree that all Disputes, as defined in Article 1 of the Alternative Dispute Resolution Procedure (the “ADR Procedure”), regarding the termination of employment or other covered Disputes, shall be resolved exclusively in accordance with the Company’s ADR Procedure. Executive warrants and represents that Executive has received, read, and understands the Company’s ADR Procedure.

Inventions and Discoveries

16.

Discoveries, Inventions, & Copyrights. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly, during Executive’s term of employment and which pertain to the business activities of the Company. Executive hereby assigns and agrees to assign all his interest therein to the Company or to its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

General Provisions

17.

Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Executive’s employment with the Company or with whom the Executive interviews within twelve (12) months following the effective date of the termination of the Executive’s employment with the Company.

18.

Attorneys’ Fees. If any party shall obtain a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which any other party shall be determined to have breached its obligations hereunder or made any misrepresentations, such prevailing party shall be entitled to recover, in addition to any award of damages, reasonable attorneys’ fees, costs, and expenses incurred by such party in obtaining such judgment.

19.

Non-Disparagement and Confidentiality. Except as may be required by law or as consented to in writing by an authorized officer or agent of the Company, Executive agrees not to make any statements whatsoever, directly or indirectly, written or oral, which could reasonably become public, which could be interpreted as embarrassing, disparaging, prejudicial, or in any way detrimental or inimical to the interests of the Company. Furthermore, Executive agrees to hold confidential and not to disclose, make public, or to communicate orally or in writing to any person or entity (other than Executive’s significant other and immediate family), directly or indirectly, the terms of this Agreement or any matters set forth herein, except only: (a) as may be compelled by court orders; (b) as may be necessary to enforce the terms of this Agreement; (c) to legal, accounting, and financial advisors; (d) as may be necessary in connection with the application for or obtaining loans or credit; (e) as may be necessary to comply with applicable laws and government regulations; or, (f) as may be necessary or desirable in obtaining future employment.

20.	Additional Termination Provisions.

(a)

Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to the Severance Payments or any other amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)

Section 409A Compliance. Notwithstanding anything contained in this Agreement to the Contrary, to the maximum extent permitted by applicable law, the Remaining Term Payments and the Severance Payments payable to Executive pursuant to Paragraph 4 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Paragraph 20(b) shall be paid in a lump sum to Executive. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The forgoing provisions shall apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

21.

Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Executive acknowledges and understands that neither the Company nor any employee or agent of the Company has provided Executive any tax advice regarding this Agreement or amounts payable under this Agreement and that the Company has urged Executive to seek advice from Executive’s own tax advisor regarding the tax consequences of this Agreement to Executive.

22.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.

23.

Nonwaiver. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver by the Company of any different or subsequent breach of this Agreement by Executive.

24.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

25.

Forum Selection Clause. Any and all causes of action for equitable relief relating to the enforcement of this Agreement and not otherwise subject to the mandatory arbitration provisions of Paragraph 15 may, in the Employer’s sole discretion, be brought in the United States District Court for the Northern District of Texas or the Dallas County District of the Texas State Courts. The parties agree that the provisions of this Paragraph benefit both Employer and Executive. Any and all causes of action by and between Employer and Executive can be quickly and efficiently resolved in the agreed-upon forum, which will not unduly burden either Employer or Executive, and which will substantially aid Employer and Executive in providing the opportunity for uniform treatment with respect to any issues relating to the covenants contained in this Agreement.

26.

Entire Agreement; Amendment. This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes all prior agreements dealing with the same subject matter. This Agreement may be amended at any time by the mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and Executive; provided that any such amendment shall be consistent with the provisions of Paragraphs 20 and 21 hereof.

27.

Severability. The invalidity of any term or provision of this Agreement, including any term or provision of Paragraphs 10, 11, 12, or 13 shall not invalidate or otherwise affect any other term or provision of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement to be effective as of the day and year first above written.

Interphase Corporation

By:	/s/ Gregory B. Kalush
Gregory B. Kalush

Its:	President and Chief Executive Officer

Executive

By:	/s/ Randall E. McComas
Randall E. McComas

Exhibit A

Job Description

Job Title: VP, Global Sales & Customer Support	Department: Sales
Reports To: President and CEO	FLSA Status: Exempt
Prepared By: D. Shute	Approved By: G. Kalush
Prepared Date: April 5, 2006	Approved Date: 11-5-08

Revised Date: November 5, 2008

SUMMARY

Responsible for leading global sales and customer support activities, as well as MARCOM. Responsible for achieving targeted revenue attainment for the company, ensuring customers receive world class support, and that the company attains 100% satisfied customers. Leads the people, processes, policies, and programs necessary to achieve company objectives. Responsible for setting the long-term sales, marketing, and customer support vision and strategy for the company to achieve the company’s long-term goals and objectives.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Management reserves the right to change these duties at any time.

Achieves quarterly and annual sales results that meet or exceed committed company expectations.

Establishes a process of disciplined sales planning, strategic account penetration and sales leadership, demonstrated through the timely creating, and update of meaningful Strategic Account Plans. These plans should discuss the multi-functional actions that the company must take in order to penetrate and grow revenues within our targeted strategic accounts. Global Account Managers are responsible (under the guidance and direction of this position) for updating and communicating our customer penetration status, recommending new approaches to grow our presence and revenues within these accounts, and document our progress and actions on a quarterly basis.

Directs, and coordinates the activities of Sales management (including the Global Account Managers) with those of Marketing, Manufacturing, and Engineering to ensure accurate information is communicated and committed to customers and partners.

Establishes and implements a sales forecasting process that provides timely, accurate and reliable “closest to the pin” forecasts that allow the company to plan its production, inventory and expense tracks.

Designs and executes approved sales strategy to achieve committed corporate strategies including:
●	Revenue objectives
●	Strategic account penetration goals
●	Customer service and support response time commitments
●	Customer Satisfaction targets
●	Sales and Customer Support quarterly and annual expense commitments

Recommends and drives activities and processes to improve the organization’s competitive position and ensure 100% customer satisfaction while producing maximum sales volume required to achieve company profit goals.

Maintains Sales and Customer Support reporting each month that includes (but is not limited to):
●	Monthly and quarterly Sales quota achievement
●	Strategic Account Plan creation, review and communication of action plans to increase penetration
●	Strategic opportunities (RFPs and RFQs) status and action plans as appropriate
●	Estimated (long and short term) future period revenue growth by account and opportunity
●	Win/Loss reviews and recommendations on how to improve our win ratio.

Manages Marketing Communications & Administration.
●

Responsible for all marketing communications activities associated with Interphase’s products, its brand, and any collateral material provided to its sales and support teams related to product and/or company promotion. This includes all promotional and advertising programs.

●

Ensures our Web site is effective, up to date and easy to navigate and find by prospective customers. Must ensure we are optimized in our investments to gain the greatest leverage (and coverage) possible by electronic means through the Web site.

●

Ensures we are properly represented in all major magazine “shopping guides” for issues that relate to our target product areas; and identifies meaningful messages aimed at the customers who would have an interest in our solution offerings and who read these publications.

Advises executive team on trends and directions of key customers and recommends alternative product and solution directions for the company.

Coordinates with executives of the company to ensure we create streamlined processes with disciplined execution for all customer interfacing activities.

Recommends customer pricing strategies in conjunction with Finance and Marketing.

Confers with chief executive officer to review achievements and discuss required changes in goals or objectives resulting from current status and conditions.

SUPERVISORY RESPONSIBILITIES

Is responsible for the overall direction, coordination, and evaluation of the global Sales and Customer Support team. Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

QUALIFICATIONS To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EDUCATION and/or EXPERIENCE

Bachelor’s degree (B. A.) or equivalent; plus eight to ten years related experience and/or training; or equivalent combination of education and experience. Must have extensive sales and marketing experience in North America, Europe and the Asia/Pacific Rim regions. This position requires a proven track record of driving sales through OEM account managers and distribution networks as well as managing the customer support efforts through subordinate managers. Must have developed a working knowledge of Telecommunications and Computer Networking product markets. Must also possess an effective strategic, as well as tactical execution style.

COMMUNICATIONS AND LANGUAGE SKILLS

Must communicate effectively, concisely and accurately, having the ability to decipher and understand customer and marketing requirements, financial reports, and legal documents and be able to explain them accurately. Must possess the ability to respond to complex inquiries or complaints from customers, partners, regulatory agencies, members of the business community, or employees. Must possess the ability to effectively and concisely express key relevant information in written form, whether writing speeches, or articles for publication that conform to prescribed style and format. Ability to effectively present information to customers, the executive Leadership Team, the Board of Directors, our employees, public groups, and/or the media.

MATHEMATICAL SKILLS

Ability to work with mathematical concepts such as probability and statistical inference, and fundamentals of plane and solid geometry and trigonometry. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

REASONING ABILITY

Excellent ability to define problems, collect data, establish facts, and draw valid conclusions. Ability to interpret an extensive variety of technical instructions in mathematical or diagram form and deal with several abstract and concrete variables.

PHYSICAL DEMANDS The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to use hands to finger, handle, or feel and talk or hear. The employee frequently is required to walk, stand, sit, and reach with hands and arms. The employee must occasionally lift and/or move up to 10 pounds. Specific vision abilities required by this job include close vision and color vision.

WORK ENVIRONMENT The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Normal office environment. Extensive domestic and international travel required.

Initials

Exhibit A

Exhibit B

Compensation

Base Salary. $9,230.77 per pay period ($240,000/year on an annual basis), of which there are 26 in each calendar year, less deductions as may be required by law or authorized by Executive.

Annual Bonus. Executive shall be eligible for an annual bonus for FY2013 in an amount up to $120,000 under and subject to the terms and conditions of the Company’s Executive Bonus Plan. During the term of this Agreement, Executive shall be eligible for an annual bonus in an amount under the Company’s existing Executive Bonus Plan as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion (collectively, “Annual Bonus”). It is generally anticipated that Executive’s Annual Bonus target will be an amount not less than $70,000. The opportunity to earn an Annual Bonus and the actual amount of the Annual Bonus will be determined in accordance with criteria established by the Compensation Committee and based on Executive’s achievement of specific corporate objective as determined by the Compensation Committee. Executive must continue to be employed by the Company through the payment date of any such Annual Bonus as a condition to receiving the bonus.

Vacation and Leave. Executive shall be entitled to four (4) weeks of vacation per year, accrued monthly and in accordance with the Company’s vacation policy in effect from time to time, and six (6) sick days per year, and any other paid leave benefits provided for in the Company’s Policy Guide.

Severance Pay. Executive shall be eligible, for severance pay as described in, and subject to the terms and conditions of Paragraph 4 of this Agreement, “Termination Without Cause or Nonrenewal.”

Office Furnishings. The Company agrees to provide office space and furnishings to Executive commensurate with the Company’s decor and culture.

Executive Benefit Plans. Executive shall be eligible to participate in any profit sharing, retirement, medical benefit, or disability benefit plan maintained by the Company from time to time during the term of this Agreement for its similarly situated executives, if any, according to the terms and conditions of those plans.

Initials

Exhibit B

Exhibit C

Designated Cities — Per Paragraph 11a of Employment, Confidentiality,

and Non-Compete Agreement.

The Continental United States

Initials

 Exhibit C